Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

1 February, 2023

054387.0002

Gracell Biotechnologies Inc.

c/o Building 12, Block B, Phase II

Biobay Industrial Park

218 Sangtian St.

Suzhou Industrial Park, 215123

People’s Republic of China

Dear Sir or Madam

Gracell Biotechnologies Inc. (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement) of 7,026,464 ordinary shares of par value US$0.0001 per share of the Company (the Shares) reserved for future award grants under the Company’s 2020 Share Incentive Plan (the 2020 Plan).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

The British Virgin Islands is Harneys Hong Kong office's main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | I Clark | JP Engwirda | P Kay | MW Kwok

IN Mann | R Ng | ATC Ridgers | PJ Sephton

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

2	Authorised Share Capital. Based on our review of the A&R M&A (as defined in Schedule 1), the authorized share capital of the Company is US$50,000 divided into 500,000,000 Shares, 400,000,000 of which shall be ordinary shares, US$0.0001 par value per share, and 100,000,000 shares of which shall be undesignated shares, US$0.0001 par value per share.

3	Valid Issuance of Shares. The issue and allotment of the Shares as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the terms of the 2020 Plan, and when names of the shareholders are entered in the register of members of the Company, the Shares will be validly issued, allotted, non-assessable and fully paid and there will be no further obligation on the holders of any of the Shares to make any further payment to the Company in respect of such Shares.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully
/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 10 May 2018;

2	The fourth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 18 December 2020 and effective on 7 January 2021 (the A&R M&A);

3	The register of members and register of directors of the Company provided to us on 17 January 2023,

(Copies of 1-3 above have been provided to us by the Company’s registered office in the Cayman Islands (the Corporate Documents, and together with items 4-9 below, the Documents)) and

4	A copy of executed written resolutions of the directors of the Company dated 18 December 2020 and a copy of executed written resolutions of the shareholders of the Company dated 18 December 2020;

5	A copy of executed written resolutions of the directors of the Company dated 9 February 2021;

6	A copy of executed written resolutions of the directors of the Company dated 27 January 2023 (together with 4-5 above, the Resolutions);

7	A copy of the 2020 Plan;

8	A certificate of good standing dated 17 January 2023 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing); and

9	The Registration Statement.

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Documents are authentic, all signatures, initials and seals are genuine.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Constitutional Documents. The A&R M&A is the latest memorandum and articles of association of the Company in effect as of the time of the opinion.

4	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director, or by or on behalf of each shareholder in respect of the shareholder resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

Schedule 3

Qualifications

1	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the Companies Act) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

2	In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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